------------------------------------------------------------------




                              ANCHOR
                             RESOURCE

                               AND
                            COMMODITY
                              TRUST


                          ANNUAL REPORT
                        DECEMBER 31, 1996

               ANCHOR RESOURCE AND COMMODITY TRUST



               STATEMENT OF ASSETS AND LIABILITIES
                        DECEMBER 31, 1996


Assets:
Investments at quoted market value (cost $9,695,666;
 see Schedule of Investments, Notes 1, 2, & 5).......      $11,196,383
Cash ................................................          368,353
Dividends and interest receivable....................           22,756
Other assets.........................................            3,769
                                                            -----------
    Total assets.....................................       11,591,261
                                                            -----------

Liabilities:
Accrued expenses and other liabilities (Note 3 ).....           19,326
                                                            -----------
    Total liabilities................................           19,326
                                                            -----------

Net Assets:
Capital stock (unlimited shares authorized at $1.00 par
value,amount paid in on 1,106,994 shares outstanding)
(Note 1).............................................       10,353,183
Accumulated undistributed net investment income......           62,153
Accumulated realized loss from security transactions,net      (344,118)
Net unrealized appreciation in value of investments
(Note 2).............................................        1,500,717
                                                            -----------
    Net assets (equivalent to $10.45 per share, based
    on 1,106,994 capital shares outstanding)...........    $11,571,935
                                                            ===========

               ANCHOR RESOURCE AND COMMODITY TRUST


                     STATEMENT OF OPERATIONS
                        DECEMBER 31, 1996



Income:
 Dividends...........................................   $ 93,690
 Interest............................................     72,141
                                                        -----------
    Total income.....................................    165,831
                                                        -----------

Expenses:
 Management fees, net (Note 3).......................     63,710
 Audit and accounting fees...........................      9,000
 Legal fees..........................................      8,000
 Pricing and bookkeeping fees (Note 4)...............      6,000
 Trustees' fees and expenses.........................      1,000
 Transfer fees (Note 4)..............................      1,000
 Custodian fees......................................      1,000
 Other expenses......................................      3,764
                                                        -----------
    Total expenses...................................     93,474
                                                        -----------

Net investment income................................     72,357
                                                        -----------

Realized and unrealized gain (loss) on investments:
  Realized loss on investments-net...................      (110,599)
  Increase in net unrealized appreciation in investments   1,116,114
                                                          -----------
    Net gain on investments..........................      1,005,515
                                                          ===========

Net increase in net assets resulting from operations.     $1,077,872
                                                          ===========

               ANCHOR RESOURCE AND COMMODITY TRUST

               STATEMENTS OF CHANGES IN NET ASSETS


                                            Year Ended   Year Ended
                                           December 31, December 31,
                                               1996         1995
                                          ----------------------------
From operations:
 Net investment income................... $   72,357    $ 135,138
 Realized gain (loss) on investments, net  (110,599)       60,536
 Increase in net unrealized
  appreciation in investments............  1,116,114      384,602
                                          -----------   ------------
    Net increase in net assets resulting
     from operations.....................  1,077,872      580,276
                                          ------------  -----------
Distributions to shareholders:
  From net investment income ($0.58 per
share in 1995) ..........................     --        (429,688)
  From net realized gain on investments..     --            --
                                          ------------  -----------
    Total distributions to shareholders..     --        (429,688)
                                          ------------  -----------

From capital share transactions:
                        Number of Shares
                         1996      1995
                       --------- ---------
 Proceeds from sale of
  shares.............. 391,909   729,330   3,853,096    6,639,581
 Shares issued to
 shareholders in
 distributions
 reinvested..........    --      46,253        --         429,688
 Cost of shares
 redeemed.............. (67,818) (4,680)     (644,043)    (45,139)
                        --------  --------  ---------- ------------
 Increase in net
 assets resulting
 from capital
 share transactions..  (324,091) 770,903    3,209,053    7,024,130
                       ========= ========= ------------  -----------

Net increase in net assets...............  4,286,925    7,174,718
Net assets:
  Beginning of period....................  7,285,010      110,292

End of period (including undistributed
net investment income of $62,153 and
overdistributed net investment
income of $10,203, respectively)......... $ 11,571,935  $7,285,010
                                          ============  ===========

               ANCHOR RESOURCE AND COMMODITY TRUST

                SELECTED PER SHARE DATA AND RATIOS



                                               Year Ended December 31,
                                              1996       1995      1994
                                            ---------------------------------
Investment income........................    $0.15      $0.89     $0.22
Expenses, net............................     0.09       0.32      2.20
                                           ---------------------------------
Net investment income (loss).............     0.06       0.57     (1.98)
Net realized and unrealized
 gain on investments.....................     1.08       0.13     --
Distributions to shareholders:
  From net investment
   income................................    --         (0.58)    --
  From net realized gain
   on investments........................    --           --      --
                                           ---------------------------------
Net increase (decrease)
 in net asset value......................     1.14       0.12     (1.98)
Net asset value:
 Beginning of period.....................     9.31       9.19     11.17
                                           ================================
 End of period...........................   $10.45      $9.31     $9.19
                                           ================================
Ratio of expenses to
 average net assets......................     1.10%      1.11%    20.12%
Ratio of net investment in-
 come (loss) to average net assets.......     0.85%      2.01%   (18.13)%
Portfolio turnover.......................     0.20       0.33     --
Number of shares out-
 standing at end of period...............  1,106,994   782,903    12,000
Per share data and ratios assuming no
waiver of advisory fees:
Expenses.................................      --         --     $  2.28
Net investment loss......................      --         --     $ (2.06)
Ratio of expenses to
 average net assets......................      --         --       20.87%
Ratio of net investment loss
  to average net assets..................      --         --      (18.88)%

               ANCHOR RESOURCE AND COMMODITY TRUST

                     SCHEDULE OF INVESTMENTS
                        DECEMBER 31, 1996

                                                              Value
Quantity                                                     (Note 1)
COMMON STOCKS -- 60.39%
         Canadian Energy Industry -- 12.35%
  10,000 Anderson Exploration Limited................... $   129,200
   6,000 Imperial Oil Limited...........................     283,500
  15,000 Rennaissance Energy............................     514,800
  15,000 Talisman Energy  Limited.......................     502,800
                                                           ----------
                                                           1,430,300
                                                           ----------
         Coal/Alternate Energy Industry -- 4.28%
  15,000 Calenergy Company Incorporated.................     495,000
                                                           ----------

         Gold/Diamond (South African) Indusrty -- 1.24%
   5,000 De Beers Consolidated Mines Limited............     143,125
                                                           ----------

         Gold/Silver Mining Stocks -- 16.20%
  15,000 Franco-Nevada Mining Corporation...............     668,100
  10,208 Freeport McMoRan Copper & Gold, Class A........     287,100
  40,000 Miramar Mining Corporation.....................     175,200
  30,000 Northern Orion Exploration Limited.............     110,700
  15,000 Stillwater Mining Company......................     271,875
  16,000 Teck Corporation Class B.......................     362,240
                                                           ----------
                                                           1,875,215
                                                           ----------
         Petroleum (Integrated) Industry -- 6.58%
   3,000 Amoco Corporation..............................     245,625
   2,000 Atlantic Richfield Company.....................     269,250
   2,000 Mobil Oil Corporation..........................     246,250
                                                           ----------
                                                             761,125
                                                           ----------
         Petroleum Producing Industry -- 3.58%
  12,000 Apache Corporation.............................     414,000
                                                           ----------

Oilfield Services/Equipment Indusrty --5.34%
   6,100 Schlumberger Limited...........................     617,625
                                                           ----------

         Metals & Mining (Diversified) Indusrty --2.32%
  12,000 Noranda Incorporated...........................     268,080
                                                           ----------

               ANCHOR RESOURCE AND COMMODITY TRUST


                     SCHEDULE OF INVESTMENTS
                        DECEMBER 31, 1996

                           (Continued)
                                                              Value
Quantity                                                    (Note 1)
         Environmental Indusrty --1.72%
   8,000 Cominco Limited................................     199,000
                                                           ----------

         Metals & Mining (Diversified) Industry -- 6.78%
   5,000 Aluminum Company of America....................     316,875
   5,000 Phelps Dodge Corporation.......................     339,375
   2,000 RTZ Corporation PLC, ADR.......................     128,000
                                                           ----------
                                                             784,250
                                                           ----------

         Total common stocks (cost $5,485,250)..........   6,987,720
                                                           ----------
FOREIGN TIME DEPOSITS -- 10.79%
1,947,405Deutsche Mark, maturing 01/03/97,
          at 3.375%.....................................   1,249,455
                                                           ----------
         Total foreign time deposits (cost $1,251,208)..   1,249,455
                                                           ----------
U.S. TREASURY BILLS -- 25.57%
$3,000,00Treasury Bill, 5.01% yield, maturing 2/27/97
         (at cost)......................................   2,959,208
                                                         ----------
         Total investments (cost $9,695,666)............  11,196,383
                                                          ----------

CASH & OTHER ASSETS, LESS LIABILITIES -- 3.25%..........    375,552
                                                          -----------

         Total Net Assets............................... $11,571,935
                                                          ==========

               ANCHOR RESOURCE AND COMMODITY TRUST

                  NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996




1. Significant accounting policies:
   Anchor Resource and Commodity Trust (the "Trust"), a Massachusetts business trust is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end investment management company. The following is a summary of significant accounting policies followed by the Trust which are in conformity with those generally accepted in the investment company industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A. Investment securities-- Security transactions are recorded on the date the investments are purchased or sold. Each day, at noon, securities traded on national security exchanges are valued at the last sale price on the primary exchange on which they are listed, or if there has been no sale by noon, at the current bid price. Other securities for which market quotations are readily available are valued at the last known sales price, or, if unavailable, the known current bid price which most nearly represents current market value. Temporary cash investments are stated at cost, which approximates market value. Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis. Gains and losses from sales of investments are calculated using the "identified cost" method for both financial reporting and federal income tax purposes.
   B. Income Taxes-- The Trust has elected to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute each year all of its taxable income to its shareholders. No provision for federal income taxes is necessary since the Trust intends to qualify for and elect the special tax treatment afforded a "regulated investment company" under subchapter M of the Internal Revenue Code.
   C. Capital Stock-- The Trust records sales and redemptions of its capital stock on trade date.
   D. Foreign Currency-- Amounts denominated in or expected to settle in foreign currencies are translated into United States dollars at rates reported by a major Boston bank on the following basis:
     A. Market value of investment securities, other assets and liabilities at the 12:00 noon Eastern Time rate of exchange at the balance sheet date.
     B. Purchases and sales of investment securities, income and expenses at the rate of exchange prevailing on the respective dates of such transactions (or at an average rate if significant rate fluctuations have not occurred).

               ANCHOR RESOURCE AND COMMODITY TRUST


                  NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996

                           (Continued)

      The Trust does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments. Reported net realized foreign exchange gains or losses arise from sales and maturities of short term securities, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Trust's books, and the United States dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the value of assets and liabilities other than investments in securities at fiscal year end, resulting from changes in the exchange rate.
2. Tax basis of investments:
   At December 31, 1996, the total cost of investments for federal income tax purposes was identical to the total cost on a financial reporting basis. Aggregate gross unrealized appreciation in investments in which there was an excess of market value over tax cost was $1,627,280. Aggregate gross unrealized depreciation in investments in which there was an excess of tax cost over market value was $126,563. Net unrealized appreciation in investments at December 31, 1996 was $1,500,717.
3. Investment advisory service agreements:
   The investment advisory contract with Anchor Investment Management Corporation (the "investment adviser") provides that the Trust will pay the adviser a fee for investment advice based on 3/4 of 1% per annum of average daily net assets. At December 31, 1996, investment advisory fees of $7,302 were due which were included in "Accrued expenses and other liabilities" in the accompanying Statement of Assets and Liabilities. David Y. Williams, a Trustee of the Trust, is President and a Director of the Investment Adviser.
4. Certain transactions:
   Anchor Investment Management Corporation provides transfer agent services for the Trust. Fees earned by Anchor Investment Management Corporation for transfer agent services for the year ended December 31, 1996 were $1,000. Certain officers and trustees of the Trust are directors and/or officers of the investment adviser and distributor. Meeschaert & Co., Inc. the Trust's distributor, received $4,078 in brokerage commissions during the year ended December 31, 1996. Fees earned by Anchor Investment Management Corporation for expenses related to daily pricing of the Trust shares and for bookkeeping services for the year ended December 31, 1996 were $6,000.

               ANCHOR RESOURCE AND COMMODITY TRUST


                  NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996

                           (Continued)


5. Purchases and sales:
   Aggregate cost of purchases and the proceeds from sales and maturities on investments for year ended December 31, 1996 were:
    Cost of securities acquired:
      U.S. Government and investments backed by
      such securities...........................   $   2,959,208
      Other investments.......................        99,866,140
                                                    =============
                                                   $ 102,825,348
                                                    =============
    Proceeds from sales and maturities:
      U.S. Government and investments backed by
    such securities...........................     $    --
      Other investments.......................       98,941,294
                                                   =============
                                                  $  98,941,294
                                                   =============

               ANCHOR RESOURCE AND COMMODITY TRUST





INDEPENDENT AUDITORS' REPORT


To the Shareholders and Trustees of Anchor Resource and
Commodity Trust:


We have audited the accompanying statement of assets and liabilities of Anchor Resource and Commodity Trust (a Massachusetts business trust), including the schedule of investments, as of December 31, 1996, the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the selected per share data and ratios for each of the three years in the period then ended. These financial statements and per share data and ratios are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1996 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of Anchor Resource and Commodity Trust as of December 31, 1996, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the selected per share data and ratios for each of the three years in the period then ended, in conformity with generally accepted accounting principles.



                                       LIVINGSTON & HAYNES, P.C.



Wellesley, Massachusetts,
January 17, 1997.

               ANCHOR RESOURCE AND COMMODITY TRUST

                      OFFICERS AND TRUSTEES



DAVID W.C. PUTNAM                            Chairman
Chairman, Board of Directors, F.L. Putnam    and Trustee
Investment Management Corporation
President and Director, F.L. Putnam
Securities Company Incorporated

J. STEPHEN PUTNAM                            Vice President and
President, Robert Thomas Securities          Treasurer

SPENCER H. LE MENAGER                        Secretary
President, Equity Inc.                       and Trustee

MAURICE A. DONAHUE                           Trustee
Director and Professor, Institute for
Governmental Services and
Walsh-Saltonstall Professor of Practical
Politics, University of Massachusetts

DAVID Y. WILLIAMS                            President
President and Director, Meeschaert & Co.,    and Trustee
Inc.,
President and Director, Anchor Investment
Management Corporation

               ANCHOR RESOURCE AND COMMODITY TRUST

              INVESTMENT ADVISER AND TRANSFER AGENT
            Anchor Investment Management Corporation
        2717 Furlong Rd., Doylestown, Pennsylvania 18901
                         (215) 794-2980

                           DISTRIBUTOR
                     Meeschaert & Co., Inc.
        2717 Furlong Rd., Doylestown, Pennsylvania 18901

                            CUSTODIAN
                 Investors Bank & Trust Company
          89 South Street, Boston, Massachusetts 02111

                  INDEPENDENT PUBLIC ACCOUNTANT
                    Livingston & Haynes, P.C.
          40 Grove St., Wellesley, Massachusetts 02181

                          LEGAL COUNSEL
             Yukevich, Blume, Marchetti & Zangrilli
       One Gateway Center, Pittsburgh, Pennsylvania 15222